Exhibit 99.1

Contact:	Kim Chase
(414) 347-3706

Sensient Technologies Corporation
Reports Results for the Quarter Ended September 30, 2018

MILWAUKEE—October 19, 2018 — Sensient Technologies Corporation (NYSE: SXT) reported earnings per share of $1.12 in the third quarter of 2018 compared to 73 cents in the third quarter of 2017.  Revenue was $342.7 million in this year’s third quarter compared to $353.5 million in last year’s third quarter.  Operating income was $50.3 million in the third quarter of 2018 and $52.0 million in last year’s third quarter.

For the nine months ended September 30, 2018 and 2017, earnings per share were $2.92 and $1.72, respectively. Revenue was $1.1 billion for the first nine months of 2018 and $1.0 billion for the first nine months of 2017. Operating income was $158.1 million and $120.4 million in the first nine months of 2018 and 2017, respectively.

The 2018 reported results include an adjustment to the provisional amount recorded in 2017 for the impact of the Tax Cuts and Jobs Act (“2017 Tax Legislation”), which is described in more detail under “Reconciliation of Non-GAAP Amounts” below. The impact of this adjustment increased earnings per share by 17 cents during this year’s third quarter and did not have any impact on the 2017 third quarter results.

The 2017 reported results include restructuring and other costs, which reduced 2017 third quarter operating income by $6.0 million ($6.7 million after-tax or 15 cents per share) and operating income for the first nine months of 2017 by $45.2 million ($37.8 million after-tax or 85 cents per share). See the “Reconciliation of Non-GAAP Amounts” below, for more information. The Company completed its restructuring activities in 2017 and did not incur any restructuring or other costs in the first nine months of 2018.

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Sensient Technologies Corporation	Page 2
Earnings Release – Quarter Ended September 30, 2018
October 19, 2018

The adjusted results, discussed below, eliminate the impact of the adjustment to the provisional estimate related to the 2017 Tax Legislation recorded in this year’s third quarter and the restructuring and other costs recorded in last year’s results, and enhance the overall understanding of the Company’s performance when viewed together with our GAAP results.  Refer to “Reconciliation of Non-GAAP Amounts” below.  Sensient’s adjusted earnings per share increased approximately 7% to 95 cents in this year’s third quarter, compared to adjusted earnings per share of 89 cents in the comparable period last year.  Third quarter operating income was $50.3 million, compared to adjusted operating income of $58.0 million reported in last year’s third quarter. The third quarter adjusted results include a 13 cent tax benefit related to opportunistic planning in response to last year’s tax law change. Foreign currency translation decreased operating income by approximately 1%, and revenue and adjusted earnings per share by approximately 2% compared to the adjusted results in 2017.

For the nine months ended September 30, 2018, adjusted earnings per share were $2.76 and operating income was $158.1 million, which compares to adjusted earnings per share of $2.58 and adjusted operating income of $165.6 million for the nine months ended September 30, 2017. Foreign currency translation increased revenue and operating income by approximately 2%, and adjusted earnings per share by approximately 1% compared to the adjusted results in 2017.

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Sensient Technologies Corporation	Page 3
Earnings Release – Quarter Ended September 30, 2018
October 19, 2018

BUSINESS REVIEW

	Reported
Revenue	Quarter	Year-to-Date
Flavors & Fragrances	(5.9%)	0.5%
Color	1.3%	6.6%
Asia Pacific	(4.4%)	0.8%
Total Revenue	(3.1%)	2.8%

	Local Currency (1)
Revenue	Quarter	Year-to-Date
Flavors & Fragrances	(5.3%)	(1.2%)
Color	4.1%	5.1%
Asia Pacific	(1.5%)	0.0%
Total Revenue	(1.4%)	1.2%

(1)	Local currency percentage changes are described in more detail in the Reconciliation of Non-GAAP amounts below.

The Color Group reported revenue of $135.0 million in the quarter, an increase of approximately 1% over last year’s third quarter revenue of $133.2 million. Segment operating income was $27.3 million in this year’s third quarter compared to $28.6 million in last year’s comparable quarter. The higher revenue was due to a continued strong demand for natural colors. The Cosmetic business reported lower revenue and operating income in the quarter, compared to very strong results in last year’s third quarter, primarily due to customer inventory destocking. Foreign currency translation decreased quarterly revenue by approximately 3% and operating income by approximately 2%.

For the first nine months of 2018, the Color Group reported revenue of $426.4 million compared to $400.2 million in the first nine months of 2017, an increase of approximately 7%. Segment operating income increased by approximately 5% to $92.1 million in the first nine months of 2018 from $87.9 million in the first nine months of 2017. Foreign currency translation increased both revenue and operating income in the first nine months of 2018 by approximately 2%.

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Sensient Technologies Corporation	Page 4
Earnings Release – Quarter Ended September 30, 2018
October 19, 2018

The Flavors & Fragrances Group reported revenue of $184.4 million in the quarter, compared to $196.0 million in last year’s comparable quarter. Segment operating income was $24.8 million in this year’s third quarter and $33.0 million in last year’s third quarter. The Group’s lower profit was a result of lower volumes at the production site affected by last year’s plant consolidation, ongoing market declines in several key dairy categories, higher onion costs, and lower onion pricing.  The Latin America, Fragrances, BioNutrients, and European Sweet & Beverage businesses all delivered solid revenue and profit growth in the quarter. The Company believes that the headwinds created by onion costs and pricing have now subsided. The Company also believes that volumes at the site impacted by last year’s plant consolidation have now stabilized. Foreign currency translation had a minimal impact on both revenue and operating income in the quarter.

For the first nine months of 2018, the Flavors & Fragrances Group reported revenue of $571.4 million compared to $568.4 million in the first nine months of 2017, an increase of approximately 1%. Segment operating income was $74.1 million and $90.3 million for the first nine months of 2018 and 2017, respectively. Foreign currency translation increased revenue by approximately 2% and had a minimal impact on operating income in the first nine months of 2018.

The Asia Pacific Group reported revenue of $31.3 million in the current quarter compared to $32.7 million in last year’s comparable quarter. Segment operating income was $5.8 million in both the current quarter and last year’s comparable quarter. Revenue for the first nine months of 2018 was $92.1 million compared to $91.3 million in the first nine months of 2017. Segment operating income increased 3%, from $14.8 million reported in the first nine months of 2017 to $15.3 million in the first nine months of 2018. Foreign currency translation increased revenue by approximately 1% and operating income by approximately 2% in the first nine months of 2018.

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Sensient Technologies Corporation	Page 5
Earnings Release – Quarter Ended September 30, 2018
October 19, 2018

Corporate & Other reported operating costs of $7.6 million in the quarter and $15.4 million in last year’s third quarter. Operating costs for the first nine months of 2018 were $23.3 million compared to $72.5 million in the first nine months of 2017. Last year’s third quarter and year-to-date results include $6.0 million and $45.2 million, respectively, of restructuring and other costs. The lower costs this year are primarily a result of the absence of restructuring and other costs, and lower performance based executive compensation.  During the current quarter, the Company acquired a botanical extraction business that is recorded in the Corporate & Other segment. Revenue and operating income for this business were not material to the quarterly results.

2018 OUTLOOK

“I am pleased that we have now lapped the aftermath of our restructuring as well as our onion issues, which have impacted the Flavors & Fragrances segment this year,” said Paul Manning, Chairman, President and CEO of Sensient Technologies Corporation. “Our key focus going forward will be to capitalize on our positive commercial activity.”

The Company has a number of headwinds relative to last year’s fourth quarter earnings per share, including a higher tax rate, higher interest expense, and higher corporate expense. The higher tax rate is due to non-recurring tax benefits that occurred in the fourth quarter of 2017, and the higher corporate expense relates to a reduction in performance based compensation in last year’s fourth quarter. The Company also expects the impact of the recent acquisition to reduce fourth quarter earnings per share by approximately one cent. The total impact of these headwinds is approximately ten cents, or 12% of last year’s adjusted earnings per share. Considering the impact of these items, the Company expects fourth quarter earnings per share to be down mid-single digits, in percentage terms, from last year’s fourth quarter adjusted earnings per share result. As a result, the Company now expects that full year adjusted earnings per share will be slightly below the range previously provided.

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Sensient Technologies Corporation	Page 6
Earnings Release – Quarter Ended September 30, 2018
October 19, 2018

CONFERENCE CALL

The Company will host a conference call to discuss its 2018 third quarter financial results at 9:00 a.m. CDT on Friday, October 19, 2018.  To participate in the conference call, please contact InterCall Teleconferencing at (888) 818-9025 and refer to conference identification number 4758329.  A webcast of the conference call will be available on the Investor Information section of the Company’s web site at www.sensient.com.

A replay will be available beginning at 12:00 p.m. CDT on October 19, 2018, through 11:00 p.m. on October 26, 2018, by calling (404) 537-3406 and referring to conference identification number 4758329.  A transcript of the call will be posted on the Company’s web site at www.sensient.com after the call concludes.

This release contains statements that may constitute “forward-looking statements” within the meaning of Federal securities laws. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following: the pace and nature of new product introductions by the Company and the Company’s customers; the Company’s ability to successfully implement its strategy to create sustainable, long-term shareholder value; the Company’s ability to successfully implement its growth strategies; the outcome of the Company’s various productivity-improvement and cost-reduction efforts; the effectiveness of the Company’s past restructuring activities; changes in costs or availability of raw materials, including energy; industry and economic factors related to the Company’s domestic and international business; growth in markets for products in which the Company competes; industry and customer acceptance of price increases; actions by competitors, including increased intensity of competition; the loss of any customers in certain product lines in which our sales are made to a relatively small number of customers; product liability claims or product recalls; the costs of compliance, or failure to comply, with laws and regulations applicable to our industries and markets; changing consumer preferences and changing technologies; currency exchange rate fluctuations; estimates related to the Tax Cuts and Jobs Act and its effects on our results; and failure to complete and integrate future acquisitions or dispositions. The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations. This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. Except to the extent required by applicable laws, the Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized. Additional information regarding these risks can be found in our most recent Annual Report on Form 10-K and subsequent reports that we file with the SEC.

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Sensient Technologies Corporation	Page 7
Earnings Release – Quarter Ended September 30, 2018
October 19, 2018

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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Sensient Technologies Corporation	Page 8
(In thousands, except percentages and per share amounts)
(Unaudited)

Consolidated Statements of Earnings	Three Months Ended September 30			Nine Months Ended September 30
	2018	2017	% Change	2018	2017	% Change

Revenue	$342,734	$353,519	-3.1%	$1,062,252	$1,033,391	2.8%

Cost of products sold	227,161	230,784	-1.6%	702,138	670,486	4.7%
Selling and administrative expenses	65,309	70,725	-7.7%	201,988	242,478	-16.7%

Operating income	50,264	52,010	-3.4%	158,126	120,427	31.3%
Interest expense	5,407	4,946		16,517	14,474

Earnings before income taxes	44,857	47,064		141,609	105,953
Income taxes	(2,336)	14,851		17,099	29,774

Net earnings	$47,193	$32,213	46.5%	$124,510	$76,179	63.4%

Earnings per share of common stock:
Basic	$1.12	$0.74		$2.93	$1.73

Diluted	$1.12	$0.73		$2.92	$1.72

Average common shares outstanding:
Basic	42,240	43,624		42,464	43,947

Diluted	42,313	43,864		42,571	44,209

Reconciliation of Non-GAAP Amounts

The Company’s results for the three and nine months ended September 30, 2018, include an adjustment of $7.1 million ($0.17 per share) to the provisional amount recorded in 2017 for the impact of the Tax Cuts and Jobs Act (“2017 Tax Legislation”). The Company did not incur any restructuring or other costs for the three and nine months ended September 30, 2018. The Company’s results for the three and nine months ended September 30, 2017, include pre-tax restructuring and other costs of $6.0 million ($6.7 million after-tax or $0.15 per share) and $45.2 million ($37.8 million after-tax or $0.85 per share), respectively.  The restructuring costs related to eliminating underperforming operations, consolidating manufacturing facilities and improving efficiencies within the Company.  The other costs in 2017 relate to the completed sale of a facility and certain related business lines within the Flavors & Fragrances segment in Strasbourg, France.

	Three Months Ended September 30			Nine Months Ended September 30
	2018	2017	% Change	2018	2017	% Change
Operating income (GAAP)	$50,264	$52,010	-3.4%	$158,126	$120,427	31.3%
Restructuring - Cost of products sold	-	3,073		-	3,415
Restructuring - Selling and administrative	-	2,927		-	30,212
Other - Selling and administrative	-	14		-	11,555
Adjusted operating income	$50,264	$58,024	-13.4%	$158,126	$165,609	-4.5%

Net earnings (GAAP)	$47,193	$32,213	46.5%	$124,510	$76,179	63.4%
Restructuring and other, before tax	-	6,014		-	45,182
Tax impact of restructuring and other	-	681		-	(7,424)
Impact of the 2017 Tax Legislation	(7,061)	-		(7,061)	-
Adjusted net earnings	$40,132	$38,908	3.1%	$117,449	$113,937	3.1%

Diluted EPS (GAAP)	$1.12	$0.73	53.4%	$2.92	$1.72	69.8%
Restructuring and other, net of tax	-	0.15		-	0.85
2017 Tax Legislation	(0.17)	-		(0.17)	-
Adjusted diluted EPS	$0.95	$0.89	6.7%	$2.76	$2.58	7.0%

Note: Earnings per share calculations may not foot due to rounding differences.

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Sensient Technologies Corporation	Page 9
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Non-GAAP Amounts - Continued

The following table summarizes the percentage change in the 2018 results compared to the 2017 results for the corresponding periods.

	Three Months Ended September 30, 2018			Nine Months Ended September 30, 2018
Revenue	Total	Foreign Exchange Rates	Local Currency	Total	Foreign Exchange Rates	Local Currency
Flavors & Fragrances	(5.9%)	(0.6%)	(5.3%)	0.5%	1.8%	(1.2%)
Color	1.3%	(2.8%)	4.1%	6.6%	1.5%	5.1%
Asia Pacific	(4.4%)	(2.9%)	(1.5%)	0.8%	0.8%	0.0%
Total Revenue	(3.1%)	(1.7%)	(1.4%)	2.8%	1.6%	1.2%

We have included each of these non-GAAP measures in order to provide additional information regarding our underlying operating results and comparable period-over-period performance. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. These non-GAAP measures should not be considered in isolation. Rather, they should be considered together with GAAP measures and the rest of the information included in this release and our SEC filings. Management internally reviews each of these non-GAAP measures to evaluate performance on a comparative period-to-period basis and to gain additional insight into underlying operating and performance trends, and we believe the information can be beneficial to investors for the same purposes. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Results by Segment	Three Months Ended September 30			Nine Months Ended September 30

Revenue	2018	2017	% Change	2018	2017	% Change

Flavors & Fragrances	$184,397	$195,992	-5.9%	$571,401	$568,423	0.5%
Color	134,961	133,223	1.3%	426,412	400,183	6.6%
Asia Pacific	31,275	32,708	-4.4%	92,063	91,289	0.8%
Corporate & Other	169	-		169	-
Intersegment elimination	(8,068)	(8,404)		(27,793)	(26,504)

Consolidated	$342,734	$353,519	-3.1%	$1,062,252	$1,033,391	2.8%

Operating Income

Flavors & Fragrances	$24,814	$33,006	-24.8%	$74,142	$90,278	-17.9%
Color	27,269	28,624	-4.7%	92,074	87,913	4.7%
Asia Pacific	5,750	5,780	-0.5%	15,256	14,750	3.4%
Corporate & Other	(7,569)	(15,400)		(23,346)	(72,514)

Consolidated	$50,264	$52,010	-3.4%	$158,126	$120,427	31.3%

The Company’s reportable segments consist of the Flavors & Fragrances, Color, and Asia Pacific segments.  During the three months ended September 30, 2018, the Company completed the acquisition of Mazza Innovation Limited.  This business provides broad technologies for both the Color and Flavor & Fragrances segments and is included in Corporate & Other. The 2017 restructuring and other costs are reported in Corporate & Other.

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Sensient Technologies Corporation	Page 10
(In thousands, except per share amounts)
(Unaudited)

Consolidated Condensed Balance Sheets
September 30	2018	2017

Cash and cash equivalents	$36,760	$24,654
Trade accounts receivable, net	271,268	222,552
Inventories	484,811	456,480
Other current assets	40,152	43,245
Assets Held for Sale	1,903	7,396
Total Current Assets	834,894	754,327

Goodwill & intangible assets (net)	435,796	414,785
Property, plant, and equipment (net)	492,171	484,761
Other assets	78,046	84,992

Total Assets	$1,840,907	$1,738,865

Trade accounts payable	$97,027	$101,104
Short-term debt	20,096	20,092
Other current liabilities	77,051	89,015
Total Current Liabilities	194,174	210,211

Long-term debt	746,012	607,395
Accrued employee and retiree benefits	22,094	21,283
Other liabilities	32,458	20,444
Shareholders’ Equity	846,169	879,532

Total Liabilities and Shareholders’ Equity	$1,840,907	$1,738,865

During the three months ended June 30, 2018, the Company amended its account receivable securitization program and the Company no longer accounts for the sale of trade receivables in accordance with Accounting Standard Codification (ASC) Topic 860, Transfers and Servicing.  As a result of this amendment, the Company’s trade account receivables increased by $60 million and the Company’s long-term debt increased by $60 million.

Consolidated Statements of Cash Flows
Nine Months Ended September 30	2018	2017
Cash flows from operating activities:
Net earnings	$124,510	$76,179
Adjustments to arrive at net cash provided by operating activities:
Depreciation and amortization	39,057	36,626
Stock-based compensation	1,541	6,296
Net loss on assets	311	1,371
Loss on divestiture of businesses	-	33,160
Deferred income taxes	3,152	(9,087)
Changes in operating assets and liabilities	(159,711)	(122,386)

Net cash provided by operating activities	8,860	22,159

Cash flows from investing activities:
Acquisition of property, plant and equipment	(34,090)	(32,825)
Cash receipts on sold receivables	91,142	86,229
Proceeds from sale of assets	283	5,444
Proceeds from divestiture of businesses	-	12,457
Acquisition of new businesses	(31,100)	-
Other investing activity	616	2,396

Net cash provided by investing activities	26,851	73,701

Cash flows from financing activities:
Proceeds from additional borrowings	248,426	188,387
Debt payments	(158,214)	(190,164)
Purchase of treasury stock	(76,734)	(64,486)
Dividends paid	(42,195)	(39,696)
Other financing activity	(2,777)	(988)

Net cash used in financing activities	(31,494)	(106,947)

Effect of exchange rate changes on cash and cash equivalents	3,199	9,876

Net increase (decrease) in cash and cash equivalents	7,416	(1,211)
Cash and cash equivalents at beginning of period	29,344	25,865
Cash and cash equivalents at end of period	$36,760	$24,654

The Company adopted Accounting Standards Update (ASU) 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payment, in the first quarter of 2018. This ASU requires that certain cash receipts received on securitized accounts receivable, which were previously reported as cash flows from operating activities, are reported as cash flows from investing activities. As a result, the Company has included $91 million and $86 million in net cash provided by investing activities for the first nine months of 2018 and 2017, respectively. The Company amended its account receivable securitization program in June 2018; as a result, collections from securitized accounts receivables are included in cash flow from operating activities for periods ending after June 30, 2018.

Supplemental Information
Nine Months Ended September 30,	2018	2017

Dividends paid per share	$0.99	$0.90